MSGI EXPANDS STAKE IN SECURITY SERVICES FIRM
                       Innalogic Subsidiary Now 76% Owned

New York, NY, August 30, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has taken the second in a series of material steps to increase ownership in its subsidiaries by acquiring an additional 25% of Innalogic LLC (www.innalogic.com ); thereby providing MSGI with a 76% stake in the company.

Pursuant to a ratchet provision included in the Amended and Restated Limited Liability Company Agreement, dated August 18, 2004 between MSGI and the Innalogic LLC Members, MSGI is entitled to receive an additional 25% stake with no additional consideration effective August 31, 2005.

Innalogic now begins its second year of operations with a sales pipeline of projects well in excess of $2 million in pending engagements currently under negotiation, and several new strategic business partnerships.

New York based Innalogic, is a wireless software development and network engineering firm that works with clients - such as the U.S. Department of Homeland Security - to custom-design technology system that deliver safety and security solutions over wireless or wired networks. Innalogic has commercialized products now being marketed to public and private sector customers - and is finalizing the development of a proprietary security-related encryption software application.

About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.




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